Exhibit 16.1

August 15, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Entravision Communications Corporation statements included under Item 4.01 of its Form 8-K for August 11, 2006 and we agree with such statements concerning our Firm.

In addition, we have no basis to agree or disagree with any statements relating to PricewaterhouseCoopers contained in the above referenced filing.

McGladrey & Pullen LLP